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                                                                    EXHIBIT 12.1



                            HARVARD INDUSTRIES  INC.
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                          DIVIDENDS ON PREFERRED STOCK
                           (In thousands of dollars)


                                                                                                Year ended
                                                                                   -----------------------------------
                                                                                      1996        1995        1994
                                                                                   ----------  ----------  -----------
Pre-tax income  from continuing operations......................................   $  (58,016) $   20,679  $   26,204
Add: Fixed charges..............................................................       48,117      20,257      12,571
                                                                                   ----------  ----------  ----------

Income as adjusted..............................................................   $   (9,899) $   40,936  $   38,775
                                                                                   ==========  ==========  =========

Fixed charges:
    Interest on indebtedness....................................................   $   47,004  $   19,579  $   11,947
    Portion of rents representative of the interest factor......................        1,113         678         624
                                                                                   ----------  ----------  ----------
    Fixed charges...............................................................       48,117      20,257      12,571
Dividends on preferred stock and accretion......................................       14,844      14,809      14,767
                                                                                   ----------  ----------  ----------

Fixed charges and dividends on preferred stock..................................   $   62,961  $   35,066  $   27,338
                                                                                   ==========  ==========  ==========
Ratio of earnings over fixed charges and dividends
    on preferred stock .........................................................                     1.17 x      1.42
                                                                                               ==========  ==========
Deficiency of earnings over fixed charges  and
    dividends on preferred stock................................................   $  (53,062)
                                                                                   ==========
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